Exhibit 10.6

SENIOR SUBORDINATED NOTE

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS.

PALI-HOLLOWAY, LLC

SENIOR SUBORDINATED NOTE

$19,000,000.00	Issuance Date; As of June 24, 2013

FOR VALUE RECEIVED, the undersigned, Pali-Holloway, LLC, a California limited liability company (“Pali-Holloway” or the “Borrower”), hereby promises to pay to the order of NORe Capital LLC, a British Virgin Islands limited liability company (“NORe”), or its registered assigns (collectively with NORe, the “Holder”), the principal sum of NINETEEN MILLION AND NO/100 DOLLARS ($19,000,000.00).

Unless accelerated or subject to a mandatory Prepayment Event, as set forth in Section 3(a) below, the entire principal amount of this Senior Subordinated Note (this “Note”) and all Interest (at the Interest Rate) accrued hereon (as such principal amount and Interest are modified in accordance with the terms of Section 2 below) shall be due and payable on a date which shall be June 30, 2020, being seven (7) years from the Issuance Date (the “Maturity Date”).

1.             Definitions.  As used herein, the following terms shall have the meanings set forth below.

(a)           Available Cash Flow shall mean, as of any date in question, the net income of the Borrower after payment of all (i) scheduled payments of the principal amount of and accrued interest on all Senior Indebtedness, (ii) scheduled management fees payable to Pali-Holloway Management LLC (not to exceed 4% of revenues from operation of the Pali-Holloway Residence, (iii) all scheduled capital expenditures set forth in a budget approved by the holder of Senior Indebtedness and the Holder of this Note, (iv) all scheduled taxes payable by the Borrower or the Pali-Holloway Residence; and (v) all other amounts required to pay accounts payable and other accrued expenses of the Borrower incurred in the ordinary course of business; provided, that such Available Cash Flow shall be permitted to be paid to the Holder of this Note pursuant to the Subordination Agreement.

(b)           Brosh Membership Interest means as at the date of this Agreement, a sixty-two (62.0%) percent Membership Interest in Pali-Holloway owned by Avi Brosh or any of his affilaites.

(c)          East West Bank Deed of Trust shall mean the deed of trust in $17,980,000 original principal amount, dated August 1, 2005, issued by Borrower in favor of East-West Bank, and representing Senior Indebtedness.

(d)          Pali-Holloway Residence. means the Palihouse Residence located at 8465 Holloway Drive, West Hollywood, California.

(e)          Pali-Holloway Second Deed of Trust and Note means the secured second deed of trust and mezzanine promissory note dated April 18, 2008, executed by the Borrower and certain of its Affiliates in favor of Pali-Funding, LLC (“Pali-Funding”) in original $43,862,500 principal amount, which was assigned to Development Property Holdings, Inc. (“DPH”) on September 4, 2001, and further assigned by DPH to Camden Fund on November 5, 2012, and which presently has an indicative face amount, including accrued interest fees and penalties, of $19.0 million.

(f)           Pali-Holloway Operating Agreement means the operating agreement of Pali-Holloway, dated May 1, 2004.

(g)          Sale of Control means the sale of all or substantially all of the assets of the Borrower, whether by sale of the Pali-Holloway Residence or the sale of a majority of the outstanding membership interests of Pali-Holloway, in either case, to any individual, corporation, limited liability company, partnership or other entity (each a “Person”) that is not an affiliate of Avi Brosh.

(h)          Senior Indebtedness shall mean the East-West Bank Deed of Trust or any other first mortgage or deed of trust issued by another lender that constitutes a first priority lien and security interest on the assets and properties of Pali-Holloway and the Pali-Holloway Residence.

(i)           Subordination Agreement shall mean collective reference to the subordination provisions contained in the Pali-Holloway Second Deed of Trust and Note or any related subordination agreement between East-West Bank or any subsequent holder of Senior Indebtedness and the Holder or any subsequent Holder of this Note.

2.             Prior Note and Loan Documents.

(a)           NORe and the Borrower hereby acknowledge that this Note:

(i)           has been purchased by NORe from Camden Real Estate Opportunity Fund I, LLC, a California limited liability company (the “Camden Fund”) and evidences all Indebtedness formerly owed by the Borrower to Camden Fund,

(ii)          amends and restates in its entirety replaces and supersedes in its entirety all Indebtedness of the Borrower under the Pali-Holloway Second Deed of Trust and Note; and

(iii)         terminates all obligations of any Person, other than the Borrower, guaranteeing any payment or performance obligation related to the indebtedness of Borrower under the Prior Note.

(b)           This Note is being entered into in connection with, among other documents (i) the appointment by Palisades General Contracting Company, a California corporation wholly-owned by Avi Brosh (“Palisades”) of Pali-Holloway Management LLC, a California limited liability company (to be owned 75% by Palisades, and 25% by Lucas Mann) as the “Manager Affiliate” and successor-in-interest to Palisades, as the sole Manager of the Palihouse Residence under the Pali-Holloway Operating Agreement (the “Manager Affiliate Appointment”), (ii) an operating agreement of Pali-Holloway Management LLC in form and content acceptable to the Holder (the “Pali-Holloway Management Operating Agreement”), (iii) an assignment of the Prior Note from Camden Fund to NORe, pursuant to an assignment agreement in form and content acceptable to NORe (the “Prior Note Assignment”), and (iv) if and to the extent required by the holder of any Senior Indebtedness, an amended and restated Subordination Agreement.  This Note, the Manager Affiliate Appointment, the Pali-Holloway Operating Agreement, the Prior Note Assignment and (if required) the Subordination Agreement are collectively referred to as the “Loan Documents”.

3.             Interest.  The Borrower promises to pay interest (the “Interest”) on the outstanding principal amount of this Note (the “Principal Amount”) at the annual rate of ten percent (10%) per annum (the “Interest Rate”).  Until July 1, 2016, interest on the Principal Amount shall accrue at the Interest Rate and be added to the Principal Amount of this Note, to be paid on the Maturity Date.  Following July 1, 2016, interest shall be payable quarterly on the then outstanding Principal Amount of this Note out of Available Cash Flow, on the last business day of each September, December, March and June, until June 30, 2020, when the entire unpaid Principal Amount of this Note and all interest accrued hereon shall be due and payable.

4.             Prepayment.

(a)           Mandatory Prepayments. Subject at all times to payment in full of all Senior Indebtedness, or the prior written consent or waiver of the holder(s) of such Senior Indebtedness, in the event that there shall occur prior to the Maturity Date of this Note:  (i) any Sale of Control; (ii) the liquidation of the Borrower; or (iii) the sale of the Brosh Pali-Holloway Membership Interests to any Person not an affiliate of Avi Brosh, (each a “Prepayment Event”), the Borrower shall prepay all or any portion of the unpaid Principal Amount of and accrued Interest on this Note.

(b)           Optional Prepayment. In addition to (but not in lieu of) the mandatory prepayments set forth in Section 4(a) above, the Borrower may, at its option, prepay all or any portion of this Note at any time or from time to time, without penalty or premium of any kind.

5.             Collateral. The Indebtedness of the Borrower under this Note and the obligations of the Borrower under the Borrower Guaranty are secured by an assignment from Camden Fund to NORe of the second secured deed of trust on the Pali-Holloway Residence, subject only to a priority senior deed of trust, lien and security interest on the same assets granted to holder(s) of Senior Indebtedness,

6.             Subordination.  This Note shall be subject, subordinate and junior in right of payment to all Senior Indebtedness of the Borrower, and subject to all of the provisions of the Subordination Agreement.

7.             Events of Default.  The occurrence and continuation of any the following events shall constitute an “Event of Default”:

(a)           the Borrower’s failure to pay to the Holder any amount of this Note that is required to be paid hereunder, on the Maturity Date, which default shall not be cured within five (5) Business Days of its occurrence;

(b)           the failure of Borrower to make any one or more Mandatory Prepayment of this Note, as and when any one or more Prepayment Event shall occur, which default shall not be cured within five (5) Business Days of its occurrence;

(c)           the Borrower shall commit and shall fail to cure any default or event of default, beyond any applicable notice and cure period, under any Senior Indebtedness;

(d)           Avi Brosh or his affiliate Archelle Holdings, Inc. shall own less than a majority of the membership interests in the Borrower;

(e)           unless otherwise consented to in writing by the Holder, any of the annual percentage management fees payable to the Manager or any Manager Affiliate under the Borrower’s operating agreement shall be increased;

(f)            unless otherwise consented to in writing by the Holder, any of the Loan Documents shall be amended, modified or terminated or otherwise cease being in full force and effect;
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(f)           the Borrower, pursuant to or within the meaning of Title 11, U.S. Code, or any similar Federal, foreign or state law for the relief of debtors (collectively, “Bankruptcy Law”), (A) commences a voluntary case, (B) consents to the entry of an order for relief against it in an involuntary case, (C) consents to the appointment of a receiver, trustee, assignee, liquidator or similar official (a “Custodian”), (D) makes a general assignment for the benefit of its creditors, or (E) admits in writing that it is generally unable to pay its debts as they become due;

(g)           a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (A) is for relief against the Borrower, the Borrower in an involuntary case, (B) appoints a Custodian of the Borrower, the Borrower, or (C) orders the liquidation of the Borrower; or

(h)           any material damage to, or loss or destruction of the Pali-Holloway Residence,  which causes, for more than thirty (30) consecutive days, the cessation or substantial curtailment of revenue producing activities of the Borrower, unless the Borrower maintains insurance in amounts required by its lenders for the repair or replacement of any such damage, loss, or destruction.

8.             Remedies upon Default.

(a)           Upon the occurrence and during the continuation of an Event of Default, the Holder may require the Borrower to pay and redeem all or any portion of this Note by delivering written notice thereof (the “Default Notice”) to the Borrower, which Default Notice.

(b)           Upon the occurrence of any one or more Events of Default, the Holder of this Note may, during the continuation thereof, proceed to protect and enforce its rights hereunder by suit in equity, action at law or by other appropriate proceeding, whether for the specific performance of any covenant or agreement of the Borrower contained in this Note, or of the Borrower contained in the Pali-Holloway Management Agreement or any other Loan Document, or in aid of the exercise of any power granted in this Note, any Loan Document or the Pali-Holloway Management Agreement, or may proceed to enforce the payment of this Note, or to enforce any other legal or equitable right of the Holder of this Note.

9.             Remedies Cumulative.  No remedy conferred upon the Holder herein or in the other Loan Documents is intended to be exclusive of any other remedy and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder, under any of the Loan Documents, and any other remedy now or hereafter existing at law or in equity or by statute or otherwise.

10.           Transfer. This Note may be transferred or assigned, in whole or in part, by the Holder at any time.  The term “Holder” as used herein shall also include any transferee of this Note.  Each transferee of this Note acknowledges that this Note has not been registered under the Securities Act, and may be transferred only pursuant to an effective registration under the Securities Act or pursuant to an applicable exemption from the registration requirements of the Securities Act.

11.           Replacement of Note.  On receipt by the Borrower of an affidavit of an authorized representative of the Holder stating the circumstances of the loss, theft, destruction or mutilation of this Note (and in the case of any such mutilation, on surrender and cancellation of such Note), the Borrower, at their own expense, will promptly execute and deliver, in lieu thereof, a new Note of like tenor.  Such Holder must provide a reasonable indemnity agreement in connection with any such replacement, acknowledging potential liability in the event of a claim for payment under this Note that is not in accord with the terms of the Forbearance Agreement.

12.           Covenants Bind Successors and Assigns.  All the covenants, stipulations, promises and agreements in this Note by or on behalf of the Borrower shall bind its successors and assigns, whether so expressed or not.

13.           GOVERNING LAW.  THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.

14.           Severability.  In case any provision in or obligation under this Note shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdictions, shall not in any way be affected or impaired thereby.

15.           Waivers.  Demand, presentment, protest, notice of protest and notice of dishonor are hereby waived by all parties bound hereon.

16.           Headings.  The headings in this Note are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the Borrower has caused this Note to be executed as of the date first written above.

BORROWER:	PALI-HOLLOWAY, LLC a California limited liability company

By:
	Name:	Avi Brosh
	Title:	Manager and Member